AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2000
                                                  REGISTRATION NO.  ____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               AVISTA CORPORATION
             (Exact name of Registrant as specified in its charter)

         WASHINGTON                                            91-0462470
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)

                            1411 EAST MISSION AVENUE
                            SPOKANE, WASHINGTON 99202
                         (Address, including zip code of
                    registrant's principal executive offices)

                           THE INVESTMENT AND EMPLOYEE
                             STOCK OWNERSHIP PLAN OF
                               AVISTA CORPORATION
                            (Full title of the plan)

J.E. ELIASSEN, SENIOR VICE PRESIDENT AND                J. ANTHONY TERRELL, ESQ.
       CHIEF FINANCIAL OFFICER                          THELEN REID & PRIEST LLP
         AVISTA CORPORATION                                40 WEST 57TH STREET
     1411 EAST MISSION AVENUE                           NEW YORK, NEW YORK 10019
     SPOKANE, WASHINGTON 99202                              (212) 603-2000
          (509) 495-0500

              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)

                            ------------------------

                         CALCULATION OF REGISTRATION FEE

============================== ==================== =================== =================== =====================
                                    AMOUNT           PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF SECURITIES          TO BE             OFFERING PRICE     AGGREGATE OFFERING      AMOUNT OF
        TO BE REGISTERED          REGISTERED            PER UNIT (1)          PRICE (1)      REGISTRATION FEE (3)
Common stock (no par value)... 1,500,000 shares           $35.88             $53,820,000         $14,208.48
Preferred Share Purchase
Rights........................ 1,500,000 Rights (2)
============================== ==================== =================== =================== =====================

(1) Calculated in accordance with Rule 457(h) of the General Rules and Regulations under the Securities Act of 1933, as amended.

(2) The Preferred Share Purchase Rights ("Rights") are appurtenant to and will trade with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

(3) Since no separate consideration is paid for the Rights, the registration fee for such securities is included in the fee for the Common Stock.

Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the employee benefit plan described herein.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


ITEM 1

     Plan Information*

ITEM 2

     Registrant Information and Employee Plan Annual Information*










------------------------
* The information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3    INCORPORATION OF DOCUMENTS BY REFERENCE
          ---------------------------------------

     The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in the Registration Statement.

     1) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

ITEM 4    DESCRIPTION OF SECURITIES
          -------------------------

     The authorized capital stock of the Company consists of 10,000,000 shares of Preferred Stock, cumulative, without nominal or par value, which is issuable in series, and 200,000,000 shares of Common Stock without nominal or par value. Following is a brief description of certain of the rights and privileges attaching to the Common Stock of the Company. For a complete description, reference is made to the Company's Restated Articles of Incorporation, as amended (the "Articles"), and to the laws of the State of Washington. The following summary, which does not purport to be complete, is qualified in its entirety by such reference.

DIVIDEND RIGHTS

     After full provision for all Preferred Stock dividends declared or in arrears, the holders of Common Stock of the Company are entitled to receive such dividends as may be lawfully declared from time to time by the Board of Directors of the Company.

VOTING RIGHTS

     The holders of the Common Stock have sole voting power, except as indicated below or as otherwise provided by law, and each holder of Common Stock is entitled to vote cumulatively for the election of directors. If dividends payable on any shares of Preferred Stock shall be in arrears in an amount equal to the aggregate amount of dividends accumulated on such shares of Preferred Stock over the eighteen (18) month period ended on such date, the holders of such stock become entitled, as one class, to elect a majority of the Board of Directors, and the holders of the Common Stock, voting as a single class, shall be entitled to elect the remaining directors of the Company. Such right does not cease until all defaults in the payment of dividends on the Preferred Stock shall have been cured. In addition, the consent of various proportions of the Preferred Stock at the time outstanding is required to adopt any amendment to the Articles which would authorize any new class of stock ranking prior to or on a parity with the Preferred Stock as to certain matters, to increase the authorized number of shares of the Preferred Stock or to change any of the rights or preferences of outstanding Preferred Stock.

CLASSIFIED BOARD OF DIRECTORS

     Both the Articles and the Company's Bylaws, as amended (the "Bylaws") provide for a Board of Directors divided into three classes, each of which will generally serve for a term of three years, with only one class of directors being elected in each year. The Articles and Bylaws also provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the Common Stock. The Articles and Bylaws further require an affirmative vote of the holders of at least 80% of the Common Stock to alter, amend or repeal the provisions relating to the classification of the Board of Directors and the removal of members from, and the filling of vacancies on, the Board of Directors.

CHANGE IN CONTROL

     The Articles contain a "fair price" provision which requires the affirmative vote of the holders of at least 80% of the Common Stock for the consummation of certain business combinations, including mergers, consolidations, recapitalizations, certain dispositions of assets, certain issuances of securities, liquidations and dissolutions involving the Company and a person or entity who is or, under certain circumstances, was, a beneficial owner of 10% or more of the outstanding shares of Common Stock (an "Interested Shareholder") unless (a) such business combination shall have been approved by a majority of the directors unaffiliated with the Interested Shareholder or (b) certain minimum price and procedural requirements are met. The Articles provide that the "fair price" provision may be altered, amended or repealed only by the affirmative vote of the holders of at least 80% of the Common Stock.

PREFERRED SHARE PURCHASE RIGHTS

     Reference is made to the Rights Agreement, dated as of November 12, 1999 ("Rights Agreement"), between the Company and The Bank of New York, as Rights Agent, filed with the Securities and Exchange Commission. The following statements are qualified in their entirety by such reference.

General

          On November 12, 1999, the Company adopted a new shareholder rights plan (the "Plan") to replace the Company's existing rights plan which expired on February 16, 2000. Under the Plan, the Company granted one preferred share purchase right ("Right") on each outstanding share of Common Stock to holders of Common Stock outstanding on February 15, 2000 or issued thereafter. The description and terms of the Rights are set forth in the Rights Agreement.

          Each Right entitles the registered holder, subject to regulatory approvals and other specified conditions, to purchase one one-hundredth of a share of the Company's Preferred Stock, without par value, (the "Preferred Stock"), at a purchase price of $70.00 (the "Purchase Price"). The Rights will be exercisable only if a person or group acquires beneficial ownership of 10% or more of the outstanding shares of Common Stock, or commences a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding shares of Common Stock.

          Until that time, the Rights will be evidenced by and will trade with the shares of Common Stock. The Rights will expire on March 31, 2009 unless the Company first redeems or exchanges them, in each case as described below.

          The purchase of stock pursuant to the Rights may be subject to regulatory approvals and other specified conditions. Under no circumstances will a person or group that acquires 10% of the Common Stock be entitled to exercise Rights.

"Flip-in"

          If any person or group acquires beneficial ownership of 10% or more of the outstanding shares of Common Stock, each Right will entitle its holder to purchase that number of shares of Common Stock or, at the option of the Company, Preferred Stock, which has a market value at that time of twice the Purchase Price.

"Flip-over"

          In the event that any person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock, and the Company consolidates or merges with or into, or sells 50% or more of its assets or earning power to, any person or group, each Right would instead entitle its holder to purchase the acquiring company's common shares having a market value of twice the Purchase Price.


                                      11-2

Exchange

          If a person or group acquires beneficial ownership of more than 10% but less than 50% of the outstanding shares of Common Stock, the Company may exchange each outstanding Right for one share of Common Stock or cash, securities or other assets having a value equal to the market value of one share of Common Stock. That exchange may be subject to regulatory approvals.

Redemption

          The Company may redeem the Rights, at a redemption price of $0.01 per Right, at any time until any person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock.

Certain Adjustments

          The Purchase Price, the amount and type of securities covered by each Right and the number of Rights outstanding will be adjusted to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or securities convertible into Preferred Stock or equivalent preferred shares at less than the current market price of the Preferred Stock, or upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

          With certain exceptions, no adjustments in the Purchase Price will be made until cumulative adjustments amount to a least 1% of the Purchase Price. The Company will not issue fractional shares of Preferred Stock other than in integral multiples of one ten-thousandth of a share. Instead, the Company will make an adjustment in cash based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

Amounts Outstanding

          The Company distributed one Right to shareholders of the Company for each share of Common Stock owned of record by them at the close of business on February 15, 2000. Until the earliest of such time as any person or group acquires beneficial ownership of 10% or more of the outstanding shares of Common Stock, March 31, 2009, or the redemption of the Rights, the Company will issue one Right with each share of Common Stock that is issued after February 15, 2000 so that each outstanding share of Common Stock will have an appurtenant Right. The Company has initially authorized and reserved 600,000 shares of Preferred Stock for issuance upon exercise of the Rights.

Amendments

          The Company may amend the Rights Agreement in any respect until any person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock. Thereafter, the Company may amend the Rights Agreement in any manner which will not adversely affect the holders of the Rights in any material respect.

          The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired or redeemed. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company prior to the time that a person or group has acquired beneficial ownership of 10% or more of the Common Stock since until such time the Rights may be redeemed, or the Plan amended, as described above.

LIQUIDATION RIGHTS

     In the event of any liquidation of the Company, after satisfaction of the preferential liquidation rights of the Preferred Stock, the holders of the Common Stock would be entitled to share ratably in all assets of the Company available for distribution to stockholders.

PRE-EMPTIVE RIGHTS

     No holder of any stock of the Company has any pre-emptive rights.

MISCELLANEOUS

     The presently outstanding shares of Common Stock of the Company are fully paid and nonassessable and, upon the sales as herein described, the shares of Common Stock will continue to be fully paid and nonassessable.

     The Common Stock of the Company is listed on the New York Stock Exchange and the Pacific Exchange.

     The New York Transfer Agent and Registrar for the Common Stock is The Bank of New York, 101 Barclay Street, 11th Floor, New York, New York 10286.

VALIDITY OF COMMON STOCK

     The validity of the Common Stock issued by the Company under the Plan has been passed upon for the Company by Paine, Hamblen, Coffin, Brooke & Miller LLP, Spokane, Washington, counsel for the Company. Paine, Hamblen, Coffin, Brooke & Miller and is not aware of any court decision applying Washington law that addresses plans similar to the Rights Agreement. However, such counsel have concluded that a court applying such law, in the context of the authorization and issuance of shareholders rights similar to the Rights, after giving effect to reported court decisions concerning the "business judgment rule" under Washington State law, would most likely look to and apply Delaware corporate law. Accordingly, the opinion of such counsel, insofar as the Rights are concerned, are based upon such conclusion.

ITEM 5    INTERESTS OF NAMED EXPERTS AND COUNSELS
          ---------------------------------------

     Not Applicable.

ITEM 6    INDEMNIFICATION OF DIRECTORS AND OFFICERS
          -----------------------------------------

     Article Seventh of the Company's Restated Articles of Incorporation ("Articles") provides, in part, as follows:

     "The Corporation shall, to the full extent permitted by applicable law, as from time to time in effect, indemnify any person made a party to, or otherwise involved in, any proceeding by reason of the fact that he or she is or was a director of the Corporation against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any such proceeding. The Corporation shall pay any reasonable expenses incurred by a director in connection with any such proceeding in advance of the final determination thereof upon receipt from such director or such undertakings for repayment as may be required by applicable law and a written affirmation by such director that he or she has met the standard of conduct necessary for indemnification, but without any prior determination, which would otherwise be required by Washington law, that such standard of conduct has been met. The Corporation may enter into agreement with each director obligating the corporation to make such indemnification and advances of expenses as are contemplated herein. Notwithstanding the foregoing, the Corporation shall not make any indemnification or advance which is prohibited by applicable law. The rights to indemnity and advancement of expenses granted herein shall continue as to any person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person."

The Company has entered into indemnification agreements with each director as contemplated in Article Seventh of the Articles.

Reference is made to Revised Code of Washington 23B.08.510, which sets forth the extent to which indemnification is permitted under the laws of the State of Washington.

     Article IX of the Company's Bylaws contains an indemnification provision similar to that contained in the Articles and, in addition, provides in part as follows:

"SECTION 2. LIABILITY INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is, or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the laws of the State of Washington."

Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Company out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

ITEM 7    EXEMPTION FROM REGISTRATION CLAIMED
          -----------------------------------

     Not applicable.

ITEM 8    EXHIBITS
          --------

     Reference is made to the Exhibit Index on page II-9 hereof.

The undersigned Registrant hereby undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service (the "IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan under
Section 401 of the Internal Revenue Code.

ITEM 9    UNDERTAKINGS
          ------------

A)   The undersigned Registrant hereby undertakes:

     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (A)(l)(i) and (A)(l)(ii) above, do
         --------  -------
         not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
         Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                                            ---- ----

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     The Registrant hereby appoints each Agent for Service named in this Registration Statement as its attorney-in-fact to sign in their name and behalf, and to file with the Commission any and all amendments, including post-effective amendments, to this Registration Statement, and each director and/or officer of the Registrant whose signature appears below hereby appoints each such Agent for Service as his attorney-in-fact with like authority to sign in his name and behalf, in any and all capacities stated below, and to tile with the Commission any and all such amendments.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Spokane, State of Washington on March 31, 2000.

                                        AVISTA CORPORATION


                                        By:   /s/ T.M. Matthews
                                           ------------------------------------
                                           T.M. Matthews
                                           Chairman of the Board, President and
                                           Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                        SIGNATURE                                     DATE
  /s/ T.M. Matthews                                               March 31, 2000
-----------------------------------------------------
T.M. Matthews
Chairman of the Board, President, Chief Executive Officer
and Director

  /s/ J.E. Eliassen                                               March 31, 2000
-----------------------------------------------------
J.E. Eliassen
Senior Vice President and Chief Financial Officer


-----------------------------------------------------
Sarah M.R. Jewell
Director

  /s/ Jesse J. Knight, Jr.                                        March 31, 2000
-----------------------------------------------------
Jesse J. Knight, Jr.
Director

  /s/ Eugene W. Meyer                                             March 31, 2000
-----------------------------------------------------
Eugene W. Meyer
Director


-----------------------------------------------------
Bobby Schmidt
Director

  /s/ R. John Taylor                                              March 31, 2000
-----------------------------------------------------
R. John Taylor
Director


-----------------------------------------------------
David A. Clack
Director

  /s/ Larry A. Stanley                                            March 31, 2000
-----------------------------------------------------
Larry A. Stanley
Director

  /s/ John F. Kelly                                               March 31, 2000
-----------------------------------------------------
John F. Kelly
Director


-----------------------------------------------------
Daniel J. Zaloudek
Director

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Vice President - Human Resources & Support Services, responsible for administration of The Investment and Employee Stock Ownership Plan of Avista Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Spokane, State of Washington, on March 31, 2000

                                      THE INVESTMENT AND EMPLOYEE STOCK
                                        OWNERSHIP PLAN OF AVISTA CORPORATION



                                      By:   /s/ JoAnn G. Matthiesen
                                         -------------------------------------
                                         Name:  JoAnn G. Matthiesen
                                         Title: Vice President - Human Resources
                                         & Support Services

                          INDEPENDENT AUDITOR'S CONSENT


     We consent to the incorporation by reference in this Registration Statement of Avista Corporation on Form S-8 of our report dated February 4, 2000 (February 16, 2000, as to Note 15), appearing in the Annual Report on Form 10-K of Avista Corporation for the year ended December 31, 1999.





  /s/ Deloitte & Touche LLP

Deloitte & Touche LLP




Seattle, Washington
March 31, 2000

                                  EXHIBIT INDEX


Exhibit             Description
-------             -----------

4(a) Restated Articles of Incorporation Avista Corporation, as restated February 25, 1999 (filed with the Commission on March 19, 1999 as Exhibit 3(a) to Registrant's Annual Report on Form 10-K for the Year Ended December 31, 1998 (File No. 001-03701), and incorporated herein by reference thereto).

4(b) Bylaws of Avista Corporation, as amended May 13, 1999 (filed with the Commission on August 13, 1999 as Exhibit 4(a) to Registrant's Quarterly Report on Form 10-Q for the Quarterly Period ended June 30, 1999 (File No. 001-03701), and incorporated herein by reference thereto).

4(c) Rights Agreement, dated as of November 12, 1999, by and between Registrant and The Bank of New York, as Rights Agent (filed with the Commission on February 8, 2000 as Exhibit 1 to Registrant's Registration Statement on Form 8-A (File No. 001-03701), and incorporated herein by reference thereto).

5                   Opinion of Paine, Hamblen, Coffin, Brooke & Miller LLP.

23(a)               See Page II - 9 for consent of Deloitte & Touche

23(b) The consent of Paine, Hamblen, Coffin, Brooke & Miller LLP is included in the opinion filed as Exhibit 5 hereto.

24                  See Page II -7 for Power of Attorney.